Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Results for the Third Quarter Ended January 31, 2015

Hackensack, NJ – March 17, 2015 – Champions Oncology, Inc. (OTC: CSBR), engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, today announced its financial results for the third quarter ended January 31, 2015.

Third Quarter and Recent Business Highlights:

•	Completed $14 Million Capital Raise
•	Signed 31 new TOS studies from existing and new customers
•	Procured a quarterly record 55 implants from research collaborations

Joel Ackerman, Champions Oncology CEO, stated, “We continue to make progress in building our TumorGraft platform and executing our strategy. Bookings in the core TOS business were strong for a second consecutive quarter as a result of the investments we have made in the TumorBank and commercial infrastructure. We are confident this bookings growth will result in a significant revenue increase next quarter. The $14 million of capital we raised last week gives us the runway we need to deliver on our strategic plan and continue on the path to profitability.”

Financial Results

For the third quarter of 2015, revenue was $1.8 million, as compared to $3.7 million for the three months ended January 31, 2014, a decrease of $1.9 million or (50.4%). For the nine months ended January 31, 2015, revenue was $5.6 million as compared to $9.1 million for the nine months ended January 31, 2014, a decrease of (38.1%). Total operating expenses for the third quarter 2015 were $5.2 million, as compared to $5.1 million for the three months ended January 31, 2014, an increase of 2.9%. For the nine months ended January 31, 2015, total operating expenses were $16.5 million as compared to $13.0 million for the nine months ended January 31, 2014, an increase of 26.8%.

For the third quarter of 2015, Champions reported a loss from operations of $3.4 million as compared to a loss from operations of $1.4 million for the three months ended January 31, 2014. Excluding stock-based compensation of $0.7 million and $0.9 million for the three months ended January 31, 2015 and 2014, Champions recognized a net loss of $2.8 million and $0.5 million respectively. For the nine months ended January 31, 2015, Champions reported a loss from operations of $10.8 million as compared to a loss from operations of $3.9 million for the nine months ended January 31, 2014. Excluding stock-based compensation of $2.3 million and $2.0 million for the nine months ended January 31, 2015 and 2014, Champions recognized a net loss of $8.6 million and $1.9 million respectively.

Operating Results

Personalized Oncology Solutions (POS):

The number of implants during the quarter was 97 consisting of 42 commercial implants and 55 implants from research partnerships and trials. Total implants increased 26% over the same period last year with a 175% increase in implants from research partnerships. The increase in research implants was the result of focused efforts to expand our TumorBank by partnering with academic medical centers. These implants will further the Company’s efforts to build our platform to scale.

POS revenue was $453,000 and $590,000 for the three months ended January 31, 2015 and 2014, respectively, a decrease of $137,000 or (23.2%). Core revenue from its TumorGraft technology platform decreased $20,000 or (5%). This decrease is due to a 26% decline in implant revenue resulting from a 26% decline in commercial implant volume. Panel revenue increased by $8,000 or 3%. Non-core revenue decreased $116,000 or (63%).

POS cost of sales was $674,000 and $614,000 for the three months ended January 31, 2015 and 2014, respectively, an increase of $60,000 or 9.8%. For the three months ended January 31, 2015 and 2014, gross margins for POS were -48.8% and -4.1%, respectively. The decline in gross margin is attributed to the decline in POS revenue and a large fixed cost component to the cost of sales.

Translational Oncology Solutions (TOS):

TOS revenue was $1.4 million and $3.1 million for the three months ended January 31, 2015 and 2014, respectively, a decrease of $1.7 million, or (55.6%). The decline is largely due to a $1.9 million licensing agreement signed in the third quarter of 2014 and immediate revenue recognition of $1.4 million.

TOS cost of sales was $1.3 million and $1.0 million for the three months ended January 31, 2015 and 2014, respectively, an increase of $0.29 million, or 29.1%. For the three months ended January 31, 2015 and 2014, gross margin for TOS was 5.5% and 67.5%, respectively. Gross margin for the quarter ended January 31, 2015 was below usual levels because of an increase in new TOS studies whose revenues will be recognized upon study completion.

Research and development expense was $1.1 million and $0.5 million for three months ended January 31, 2015 and 2014, respectively, an increase of $0.6 million, or 100.4%. This increase reflects the continued investment in characterizing the TumorBank. Sales and marketing expense for the three months ended January 31, 2015 and 2014 was $1.1 million and $0.8 million respectively, an increase of $0.3 million, or 33.3%. The increase was the result of the expansion of the TOS sales force. General and administrative expense for the three months January 31, 2015 and 2014 was $1.1 million and $2.1 million, respectively a decrease of $1.0 million, or (48.8%). The decline is due to the implementation of cost saving measures to reduce the Company’s cash burn. Additionally, a one-time charge in stock based compensation expense was taken in the third quarter of 2014.

Conference Call Information

The Company will host a conference call today at 9:00 a.m. EDT (6:00 a.m. PDT) to discuss its third quarter 2015 financial results. To access the conference call, domestic participants should dial 800-875-3456, Canadian participants should dial 800-648-0973, and international participants should dial 302-607-2001. The participant passcode is “Champions Oncology.”

Full details of the Company’s financial results will be available Tuesday, March 17, 2015 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to non-GAAP net loss for an explanation of the amounts excluded to arrive at non-GAAP net loss and related non-GAAP net loss per share amounts for the three months ended January 31, 2015 and 2014. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net loss and non-GAAP net loss per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines non-GAAP dilutive loss per share amounts as non-GAAP net loss divided by the weighted average number of diluted shares outstanding. Champions’ definition of non-GAAP net loss and non-GAAP diluted loss per share may differ from similarly named measures used by others.

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2014 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.

(Dollars in thousands except per share amounts)

Reconciliation of GAAP to Non-GAAP Net Loss (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2015	2015	2014
Net loss - GAAP	$(2,816)	$(574)	$(9,463)	$(5,134)
Less: Stock-based compensation	657	941	2,284	1,968
Net (loss) income - non-GAAP	$(2,159)	$367	$(7,179)	$(3,166)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
Basic EPS - GAAP	$(0.04)	$(0.01)	$(0.14)	$(0.08)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.03	0.03
Basic EPS - non-GAAP	$(0.04)	$(0.02)	$(0.11)	$(0.05)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
POS operating revenue	$453	$590	$1,245	$1,834
TOS operating revenue	1,376	3,100	4,377	7,258
Total operating revenue	$1,829	$3,690	$5,622	$9,092

Cost of POS	674	614	2,190	2,139
Cost of TOS	1,301	1,008	3,225	2,585
Research and development	1,093	535	3,757	1,614
Sales and marketing	1,094	821	3,340	2,160
General and administrative	1,086	2,120	3,944	4,476

Loss from Operations	$(3,419)	$(1,408)	$(10,834)	$(3,882)

Other Income (Expense)	615	839	1,398	(1,239)

Net Loss before income tax expense	$(2,804)	$(569)	$(9,436)	$(5,121)
Income taxes	12	5	27	13
Net Loss	$(2,816)	$(574)	$(9,463)	$(5,134)

Condensed Consolidated Balance Sheets as of (Unaudited)

	January 31,	April 30,
	2015	2014
Cash and cash equivalents	$182	$5,891
Accounts receivable	1,092	1,325
Other current assets	258	383
Total current assets	1,532	7,599

Restricted cash	163	165
Property and equipment, net	469	434
Goodwill	669	669
Total assets	$2,833	$8,867

Accounts payable and accrued liabilities	$1,953	$1,568
Notes Payable, related party	2,000	-
Deferred revenue	2,309	2,091
Total current liabilities	6,262	3,659

Warrant liability	610	2,011
Other Non-current liabilitiy	98	-
Stockholders’ equity	(4,137)	3,197
Total liabilities and stockholders’ equity	$2,833	$8,867

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	January 31,
	2015	2014
Cash flows from operating activities:
Net Loss	$(9,463)	$(5,134)
Adjustments to reconcile net cash used in operations:
Stock-based compensation expense	2,284	1,968
Depreciation expense	166	158
Change in fair value of warrant liability	(1,401)	1,202
Changes in operating assets and liabilities	792	(1,752)
Net cash used in operating activities	(7,622)	(3,558)

Cash flows from investing activities:
Purchases of property and equipment	(84)	(164)
Net cash used in investing activities:	(84)	(164)

Cash flows from financing activities:
Proceeds from executive note financing	2,000	-
Capital lease payments	(5)	-
Proceeds from financing activities	2	-
Net cash provided by financing activities:	1,997	-

Exchange rate effect on cash and cash equivalents	-	(27)
Increase (decrease) in cash and cash equivalents	(5,709)	(3,749)
Cash and cash equivalents, beginning of period	5,891	9,561
Cash and cash equivalents, end of period	$182	$5,812